(n)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
OFS Credit Company, Inc.:

We consent to the use of our reports included herein dated December 16, 2020, with respect to the financial statements and financial highlights, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus filed on Form N-2.

/s/ KPMG LLP
Chicago, Illinois
February 26, 2021